Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Reports 2006 First Quarter Revenue of $6.6 Million

Revenue Up 136% Versus First Quarter 2005

LAKE FOREST, Ca. May 2nd, 2006-Liquidmetal® Technologies Inc. (OTC: LQMT) today reported financial results for the three months ended March 31st, 2006. Revenue for the first quarter was $6.6 million, up 136% over first quarter 2005 revenue of $2.8 million and a 20% increase over the revenue of $5.5 million for the previous quarter.

John Kang, Chairman of Liquidmetal Technologies stated, “We are very pleased with the revenue growth and the continued developments in the Company during the first quarter. Our 20% growth was in line with our expectations and met our quarter targets for the Company. We saw solid developments in our business as both segments of our business experienced good demand growth.  This follows solid fourth quarter growth as well. We are very encouraged by our increased revenues and expect this trend to continue as we expand our capacity. We were also most encouraged by the broad adoption by our customers and how well our products are doing as evidenced by the renewal of our partnership with Rawlings.”

Bulk Alloy revenues were $4.2 million for the first quarter compared to $3.5 million in the fourth quarter, an increase of $0.7 million, which is primarily attributable to the continued increase in business spread throughout the customer base. Loss before interest expense, discontinued operations, impairment of long lived assets and expensing of stock options was $0.4 million compared to a loss of $0.3 million in the prior quarter.

Coatings revenue was $2.4 million for the first quarter compared to $2.0 million in the prior quarter, showing growth of 20% in the business. Income before interest expense and discontinued operations was $0.8 million compared to $0.6 million in the prior quarter, which also shows stable profitability.

During the quarter, selling general and administrative costs were $2.7 million compared to $2.0 million in the fourth quarter, an increase of $0.7 million. This increase was primarily due to recognition of stock option compensation expense resulting from the adoption of SFAS 123R in the current quarter and increases in wage and compensation costs. Research and development costs came in at $0.2 million compared to $0.3 million in the fourth quarter.

The Company had a loss from operations of $1.7 million in the first quarter, similar to that of $1.7 million for the fourth quarter. Earnings before interest, amortization, depreciation, and conversion feature and warrant valuation changes was a loss of $0.1 million. The Company had a net loss of $5.0 million in the first quarter of 2006 compared to a net income of $2.5 million in the fourth quarter.  This was mainly due to an accounting treatment for the outstanding warrants and conversion features of the convertible notes issued in the third quarter of 2005.

Commenting on the operations, Mr. Salas, President and CEO, noted, “While I have been in my position for only four months, it is exciting to see the improvements which we are making in the Company. In the first quarter, we saw the evidence of the continuing strength building in our business.  Revenue growth was solid and the Company is truly developing momentum.  Our operating expenses were maintained at the levels that were expected and are sustainable. As revenues increase this quarter with increased utilization of our plant, we expect to see continued improvement in our business.”

As previously announced, Liquidmetal Technologies will host a conference call at 4:30 pm (EDT) on Tuesday, May 2nd , 2006 to discuss the results.

Listeners may access the conference call live over the Internet from Liquidmetal Technologies’ website http://ir.liquidmetal.com or at http://www.companyboardroom.com.

Consolidated Statements of Operations Data:

	For the Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Revenue	$6,555	$2,843
Cost of sales	5,324	2,835

Gross profit	1,231	8

Operating expenses
Selling, general, and administrative	2,704	2,590
Research and development	203	397
Total operating expenses	2,907	2,987
Loss from operations	(1,676)	(2,979)

Change in value of warrants, (loss) gain	(1,286)	133
Change in value of conversion feature, (loss)	(981)	—
Other income	480	—
Interest expense	(1,598)	(1,257)
Interest income	2	6

Loss from continuing operations	(5,059)	(4,097)

Net Loss	(5,059)	(4,097)

Other comprehensive gain (loss):
Foreign exchange translation gain (loss)	100	321
Comprehensive loss	$(4,959)	$(3,776)

Per common share basic and diluted:
Net Loss per share - basic and diluted	(0.12)	(0.10)

Number of weighted average shares - basic and diluted	42,817	41,610

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.